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                                                       Exhibit 1







FOR IMMEDIATE RELEASE                   Contacts:  Bert Byerley
                                                   212/879-5588
                                                   Gary White
                                                   214/879-5540
                                                   Kevin McGarry
                                                   214/879-5545



         GARY H. KELL NAMED PRESIDENT OF LOMAS MORTGAGE USA


     DALLAS--January 12, 1994--Lomas Financial Corporation (NYSE:LFC) announced today that Gary H. Kell, currently the Company's principal mortgage production officer, has been promoted to the office of president of Lomas Mortgage USA, the Company's mortgage banking subsidiary.

     Mr. Kell succeeds Michael E. Patrick who, this week and for personal reasons, resigned his positions as executive vice president of the Company and president of the mortgage banking unit. For an interim period, Mr. Patrick will remain as president of the Company's information systems division.

     Jess Hay, the chairman and chief executive officer of Lomas, stated that "the promotion of Gary Kell to the presidency of Lomas Mortgage USA is an appropriate and richly deserved recognition of his extensive experience in the mortgage industry, of his leadership skills and of his major contributions to the creation and nurturing of the Company's mortgage and servicing production franchises which during the last 12 months have added more than $15 billion principal

                               -more-

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LOMAS FINANCIAL CORPORATION         -2-             January 12, 1994


amount of mortgage loans to the Company's mortgage servicing portfolio. He is an outstanding leader and is universally respected throughout our industry. He is destined to provide new thrust and enthusiasm to our mortgage banking operations."

     The Company also announced that it currently is in the process of rationalizing its operations, with a view to decreasing expenses and enhancing productivity. Under the planned program, the Company's work force will be reduced by approximately 180 permanent and 40 temporary employees prior to the end of January. The cost of accomplishing the reduction in force is expected to be approximately $5 million, which amount has been charged to income in the December quarter. The staff reduction is expected to reduce future operating expenses by $8 million or more per year.

     Finally, the Company announced that a consortium of lenders, led by Texas Commerce Bank and Bank One, Texas, has increased its aggregate warehouse line of credit to Lomas Mortgage USA from $317.5 million to $580 million. This increase expands Lomas Mortgage USA's total short term warehouse credit availability to $780 million and will enable the Company to continue increasing its direct loan originations and related warehousing of such loans pending delivery to permanent investors.

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